Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 STOCK

General

Fuel Doctor Holdings, Inc. (the “Company” or “we”) is authorized to issue up to 3,000,000,000 shares of capital stock, including 2,990,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2023, we had 1,372,656,029 shares of common stock, and no shares preferred stock issued and outstanding.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our Board of Directors (the “Board”) to issue additional shares of stock could enhance the Board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the Board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock, and is qualified by reference to (i) our amended and restated certificate of incorporation (the “Certificate of Incorporation”), which is included as part of Exhibit A to our DEF 14C filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2023, and incorporated herein by reference; and (ii) our by-laws (the “Bylaws”), which are included as Exhibit 3.2.1 to our Form 10-12G filed with the SEC on March 8, 2021, and incorporated herein by reference.

Common Stock

Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. All actions required or permitted to be taken by stockholders at an annual or special meeting of the stockholders must be effected at a duly called meeting, with a quorum present of a majority in voting power of the shares entitled to vote thereon. Special meetings of the stockholders may only be called by (A) at the request of the Chairman of the Board of Directors or the President of the corporation or (B) at the request of a majority of the entire Board of Directors. Subject to the rights, if any, of any series of preferred stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies in the Board) may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority in voting power of the shares then entitled to vote at an election of directors at a special meeting. Any action required to be or which may be taken at any annual or special meeting of stockholders, may be taken by the written consent of the stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Subject to preferences which may be applicable to any outstanding shares of preferred stock from time to time, holders of our common stock have equal ratable rights to such dividends as may be declared from time to time by our Board out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our remaining assets after provision for payment of amounts owed to creditors and preferences applicable to any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have preemptive rights.

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any outstanding shares of preferred stock. The Bylaws may be amended by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote at the relevant annual or special meeting, or by the affirmative vote of a majority of the Board of Directors.

Our common stock is presently quoted on the OTC US of the OTC Markets marketplace under the trading symbol FDOC. Our transfer agent and registrar is Colonial Stock Transfer.

Preferred Stock

Our Board is authorized to issue up to 10 million shares of preferred stock, par value $0.0001 per share, in one or more series all of which shares are undesignated. Our Board has the authority, within the limitations and restrictions prescribed by the Delaware General Corporation Law (the “DGCL”) and without stockholder approval, to provide by resolution for the issuance of shares of preferred stock, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series of the designation of such series, by delivering an appropriate certificate of amendment to the Certificate of Incorporation to the Delaware Secretary of State pursuant to the DGCL. The issuance of preferred stock could have the effect of decreasing the market price of the common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of our common stock.

Anti-takeover Effects of the DGCL and the Certificate of Incorporation

As described above, our Board is authorized to designate and issue shares of preferred stock in a series and define all rights, preferences and privileges applicable to such series. This authority may be used to make it more difficult or less economically beneficial to acquire or seek to acquire us.